As filed with the Securities and Exchange Commission on May 20, 2022

Registration No. 333-187439

Registration No. 333-199992

Registration No. 333-225585

Registration No. 333-233185

Registration No. 333-239052

Registration No. 333-182930

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-187439)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-199992)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-225585)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-233185)

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT (No. 333-239052)

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION 1STATEMENT (No. 333-182930)

UNDER

THE SECURITIES ACT OF 1933

Accelerate Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-1072256 (I.R.S. Employer Identification Number)

3950 South Country Club Road, Suite 470 Tucson, Arizona 85714 (Address of principal executive offices, including zip code)

Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan

Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan

Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan

(Full title of the plan)

Jack Phillips

President and Chief Executive Officer

3950 South Country Club Road, Suite 470

Tucson, Arizona 85714

(520) 365-3100

(Name, address and telephone number, including area code, of agent for service)

With a copy to:

Daniel M. Mahoney

Joshua Schneiderman

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren

Phoenix, Arizona 85004

(602) 382-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On July 30, 2012, Accelerate Diagnostics, Inc., a Delaware corporation (the “Company”), filed a registration statement on Form S-8 (File No. 333-182930) (the “2004 Plan Registration Statement”) with the Securities and Exchange Commission (the “Commission”) to register an additional 5,000,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), under the Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan (the “2004 Plan”). On March 22, 2013, the Company filed Post-Effective Amendment No. 1 to the 2004 Plan Registration Statement to deregister 1,677,500 shares of Common Stock that were previously registered on the 2004 Plan Registration Statement in connection with the registration of such shares on a registration statement on Form S-8 (as discussed below) for future issuance pursuant to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (the “2012 Plan” and together with the 2004 Plan, the “Prior Plans”).

On March 22, 2013, November 7, 2014, June 12, 2018, August 9, 2019 and June 9, 2020, the Company filed certain registration statements on Form S-8 (File Nos. 333-187439, 333-199992, 333-225585, 333-233185 and 333-239052, respectively) (collectively with the 2004 Plan Registration Statement, the “Prior Registration Statements”) with the Commission to register an aggregate of 14,677,500 shares of Common Stock under the 2012 Plan, including the 1,677,500 shares of Common Stock that were previously registered on the 2004 Plan Registration Statement.

On May 12, 2022 (the “Effective Date”), the Company’s shareholders approved the Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan (the “2022 Plan”). Pursuant to the terms of the 2022 Plan, as of the Effective Date, no new awards may be issued under the Prior Plans; provided, that any outstanding awards granted under the Prior Plans will remain in effect pursuant to the terms of the respective plan. The 2022 Plan provides that the total number of shares of Common Stock that may be issued under the 2022 Plan consists of: (i) 5,500,000 shares of Common Stock (the “New Plan Shares”), plus (ii) the number of shares of Common Stock that remain available for grant under the 2012 Plan as of the Effective Date and (iii) any shares of Common Stock subject to awards that were previously outstanding under the Prior Plans that are forfeited or otherwise expire, are terminated or are canceled without the delivery of all shares subject thereto after the Effective Date (the shares described in (ii) and (iii), collectively, the “Prior Plan Shares”).

In accordance with Item 512(a)(1)(iii) of Regulation S-K and the Commission’s Compliance and Disclosure Interpretation 126.43, this Post-Effective Amendment to the Registration Statements (this “Post-Effective Amendment”) is hereby filed to reflect that, as of the Effective Date, the Prior Plan Shares will be issuable under the 2022 Plan. No additional securities are being registered by this Post-Effective Amendment.

Contemporaneously with the filing of this Post-Effective Amendment, the Company is filing a Registration Statement on Form S-8 to register the New Plan Shares that are available for issuance pursuant to the 2022 Plan.

PART I
Information Required in the Section 10(a) Prospectus

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the 2022 Plan covered by this registration statement prepared by the Company in accordance with Form S-8 and Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents have been filed by the Company with the Commission and are hereby incorporated by reference in this registration statement:

1.	The Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Commission on March 14, 2022 (the “Form 10-K”).

2.	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 16, 2022.

3.	The Company’s Current Reports on Form 8-K, filed with the Commission on February 3, 2022, March 21, 2022, March 25, 2022 and May 17, 2022.

4.	The description of the Company’s common stock contained in its Registration Statement on Form 8-A (No. 001-31822), filed with the Commission on December 26, 2012, and any amendment or report filed for the purpose of updating such description, including Exhibit 4.4 to the Form 10-K.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. In addition, the DGCL does not permit indemnification in any threatened, pending or completed action or suit by or in the right of the corporation in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses (including attorneys’ fees), actually and reasonably incurred by such person.

Section 102(b)(7) of the DGCL also allows a corporation to provide for the elimination or limit of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:

(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	for unlawful payments of dividends or unlawful stock purchases or redemptions; or

(4)	for any transaction from which the director derived an improper personal benefit.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Charter and Bylaw Provisions

Article VIII, Section 1 of the Company’s certificate of incorporation provides that, to the fullest extent permitted by law, a director of the Company shall not be personally liable to the Company or to its stockholders for monetary damages for any breach of fiduciary duty as a director.

Article VIII, Section 2 of the Company’s certificate of incorporation and Article V, Section 5.01 of the Company’s bylaws provide that the Company shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Company shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Company’s board of directors.

Item 7.   Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Description	Page or Method of Filing
4.1	Certificate of Incorporation of the Company	Incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement on Schedule 14A filed on November 13, 2012

4.1.1	Certificate of Amendment to Certificate of Incorporation of the Company	Incorporated by reference to Exhibit A to the Company’s Definitive Information Statement on Schedule 14C filed on July 12, 2013

4.1.2	Certificate of Amendment to Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 15, 2016

4.1.3	Certificate of Amendment to Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 15, 2019

4.1.4	Certificate of Amendment to Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 13, 2021

4.1.5	Certificate of Designation of the Series A Preferred Stock of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on September 23, 2021

4.1.6	Certificate of Amendment to Certificate of Incorporation of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 17, 2022

4.2	Amended and Restated Bylaws of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 8, 2019

4.2.1	Amendment No. 1 to the Amended and Restated Bylaws of the Company	Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 3, 2022

5.1	Opinion of Snell & Wilmer L.L.P.	Filed herewith

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm	Filed herewith

23.2	Consent of Snell & Wilmer L.L.P.	Included as part of Exhibit 5.1

24.1	Power of Attorney	Included on the signature page hereto

99.1	Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan	Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on November 15, 2004

99.2	Amendment to the Accelr8 Technology Corporation 2004 Omnibus Stock Option Plan	Incorporated by reference to Annex C to the Company’s Definitive Proxy Statement on Schedule 14A filed on May 17, 2012

99.3	Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan (as amended by the First Amendment to the Accelr8 Technology Corporation 2012 Omnibus Equity Incentive Plan and the Second Amendment to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan)	Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2017

Exhibit Number	Description	Page or Method of Filing
99.4	Third Amendment to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan	Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed on April 10, 2017

99.5	Fourth Amendment to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan	Incorporated by reference to Exhibit 10.9.6 to the Company’s Quarterly Report on Form 10-Q filed on November 6, 2018

99.6	Fifth Amendment to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 15, 2019

99.7	Sixth Amendment to the Accelerate Diagnostics, Inc. 2012 Omnibus Equity Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 14, 2020

99.8	Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 17, 2022

Item 9. Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on May 20, 2022.

ACCELERATE DIAGNOSTICS, INC.

By:	/s/ Jack Phillips
Name:	Jack Phillips
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Jack Phillips and Steve Reichling, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Post-Effective Amendment to the Registration Statements, and to file the same, with any and all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Jack Phillips Jack Phillips	President, Chief Executive Officer and Director (Principal Executive Officer)	May 20, 2022
/s/ Steve Reichling Steve Reichling	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 20, 2022
/s/ John Patience John Patience	Chairman of the Board of Directors	May 20, 2022
/s/ Thomas D. Brown Thomas D. Brown	Director	May 20, 2022
/s/ Wayne Burris Wayne Burris	Director	May 20, 2022
/s/ Louise Francesconi Louise Francesconi	Director	May 20, 2022

/s/ Hany Massarany Hany Massarany	Director	May 20, 2022
/s/ Mark C. Miller Mark C. Miller	Director	May 20, 2022
/s/ Jack Schuler Jack Schuler	Director	May 20, 2022
/s/ Matthew W. Strobeck, Ph.D. Matthew W. Strobeck, Ph.D.	Director	May 20, 2022
/s/ Frank J.M. ten Brink Frank J.M. ten Brink	Director	May 20, 2022
/s/ Charles Watts, M.D. Charles Watts, M.D.	Director	May 20, 2022